OWEN M. NACCARATO, Esq.

Naccarato & Associates

18881 Von Karman Ave., Suite 1440

Irvine, CA 92612

Office: (949) 851-9261 Facsimile: (949) 851-9262

November 23, 2016

U.S. Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Re: DirectView Holdings, Inc.

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by DirectView Holdings, Inc., a Nevada corporation (the “Company”), with the U.S. Securities and Exchange Commission (the “Commission”) on or about November 21, 2016 in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of 30,000,000 shares of the Company’s common stock, $0.0001 par value per share (the “Stock”), that are subject to issuance by the Company under the DirectView Holdings, Inc. 2014 Incentive Plan (the “Initial Plan”). On October 21, 2016, the Initial Plan was amended to increase the authorized shares of common stock available for issuance under the Initial Plan from 10,000,000 to 50,000,000 (the Amendment No. 1 to the DirectView Holdings, Inc. 2014 Incentive Plan”, and together with the Initial Plan, the “Plan”). Upon filing of this registration statement, 40,000,000 shares of the registrant’s common stock will remain available for issuance under the Plan.

In rendering this opinion, we have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based on our examination mentioned above, we are of the opinion that the shares of common stock being issued pursuant to the Registration Statement will be, when so issued, duly authorized, legally and validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

/s/ Owen Naccarato, Esq.
Naccarato & Associates